EXHIBIT 99.2

Digital Asset Treasury Strategy

In 2025, the Company adopted a digital asset treasury (“DAT”) strategy under which the principal holding in its treasury reserve on its balance sheet will be allocated to cryptocurrency, and specifically a strategy of holding one to five decentralized finance digital assets, beginning with $HYPE, the native digital asset of the Hyperliquid network (“HYPE”). Additionally, we intend to monitor ongoing developments in the regulatory environment around cryptocurrencies, including pending federal legislation, and may modify or expand our DAT strategy to the extent we determine compliant with federal rules and regulations and not giving rise to a requirement that the Company register as an investment company under the Investment Company Act of 1940, as amended (the “1940 Act”). While HYPE will initially serve as our primary treasury reserve asset and we are focused on accumulating a long-term position in one to five decentralized finance digital assets, including HYPE, our existing business operations will continue.

Our Decision to Adopt a DAT Strategy

Our Board of Directors and senior management have been examining potential uses of cash, including acquisitions of cryptocurrency. After studying various alternatives, we decided that investing in cryptocurrency is currently the best use of our cash. Cryptocurrency, which are digital assets that are issued by and transmitted through an open-source protocol, collectively maintained by a peer-to-peer network of decentralized user nodes, will be our principal treasury holding on an ongoing basis, subject to market conditions and our anticipated cash needs. Specifically, we expect that the majority of holdings in the Company’s treasury reserve will initially consist of HYPE and other cryptocurrencies that are intrinsically linked to a blockchain system, and the value of which is derived from or is reasonably expected to be derived from the use of the blockchain system. As we embark on our new acquisition strategy, our Board of Directors intends to proactively evaluate our use of cash, ensuring we maintain adequate working capital.

Other than acquiring cryptocurrency with our liquid assets that exceed working capital requirements, our DAT strategy may also involve issuing debt or equity securities or engaging in other capital raising transactions with the objective of using the majority of proceeds to purchase cryptocurrency from time to time, subject to market conditions. We view cryptocurrency as a core holding and expect to accumulate cryptocurrency following this offering. We have not set any specific target for the amount of cryptocurrency we seek to hold, although under the DAT strategy we have adopted we will maintain a majority of our holdings in one to five decentralized finance digital assets, including HYPE and other blockchain-linked cyptocurrencies. We will continue to monitor market conditions in determining whether to engage in financings to purchase additional cryptocurrency. This overall strategy also contemplates that we may (i) periodically sell cryptocurrency for general corporate purposes, including to generate cash for treasury management (which may include debt repayment, if appropriate at such time), for acquisitions, or for strategies that generate tax benefits in accordance with applicable law, (ii) enter into additional capital raising transactions that are collateralized by our cryptocurrency holdings, and (iii) pursue strategies to create income streams or otherwise generate funds using our cryptocurrency holdings  (for example, generating premium income by selling call options related to cryptocurrencies).

Digital Asset Advisory Board

In connection with the Company’s DAT strategy, the Company formed a Digital Asset Advisory Board to assist it in developing and managing its cryptocurrency strategy. In connection with the Private Placement (as defined below), the Company appointed Jeff Dorman, Chief Investment Officer of Arca Investment Management, LLC, a limited liability company (“Arca”), to its Digital Asset Advisory Board. The Digital Asset Advisory Board currently consists of Mr. Dorman and Rayne Steinberg.

Asset Manager

In connection with the Company’s DAT strategy, the Company entered into an Amended and Restated Investment Management Agreement (the “Investment Management Agreement”) with Arca, pursuant to which the Company engaged Arca to provide active asset management services in accordance with the investment strategy and investment objectives, policies, guidelines and restrictions as agreed to from time to time by the Company and Arca.

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Arca will have discretion to manage funds allocated to the Company’s DAT strategy, focusing on decentralized finance, including, without limitation, by purchasing one to five decentralized finance digital assets, beginning with HYPE, directly or indirectly through the use of derivative instruments.

The Investment Management Agreement may be terminated by either the Company or Arca upon not more than sixty (60) days’ but not less than thirty (30) days’ written notice to the other party.

Custody

The Company plans to hold substantially all of its DAT assets in custody accounts at Anchorage Digital Bank, N.A. (“Anchorage”), a U.S.-based, institutional-grade custodian. As the Company develops its DAT strategy, it may expand its holdings to multiple similar custodians. In connection with its DAT strategy, Company entered into a Master Custody Service Agreement with Anchorage (the “Custody Agreement”), pursuant to which it will act as custodian of the Company’s digital assets it deposits with Anchorage. Services provided by Anchorage will include storage of digital assets and related settlement and support services. Under the Custody Agreement, Anchorage does not have the authority to assign, hypothecate, pledge, encumber or otherwise dispose of our digital assets, subject to a lien to secure payment to Anchorage in respect of its services. The Custody Agreement has an initial term of one year, at which time it will automatically renew for successive renewal terms unless either party provides no less than 30 days’ prior written notice.

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